Exhibit 5.1

IMC Rare Earths Ltd 18 Forum Lane, Camana Bay	D: E:	+852 3656 6054 nathan.powell@ogier.com
3rd Floor - Suite 5304 P.O. Box 31230	D: E:	+852 3656 6061 florence.chan@ogier.com
Grand Cayman, KY1-1205 Cayman Islands
	Ref:	FYC/AGC/515826.00002

13 August 2026

Dear Sirs

IMC Rare Earths Ltd (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the Registration Statement), as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on or about the date hereof.

The Registration Statement relates to, among other things, the resale by Americas Rare Earths Holdings Ltd. (the Resale Shareholder) of up to 10,110,000 ordinary shares of par value US$0.0001 each in the Company (the Warrant Shares) issuable upon exercise of warrants (the Warrants) pursuant to the Warrant Agreement (as defined below) from time to time in accordance with the terms thereof.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1	Documents Examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 19 September 2025 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the third amended and restated memorandum and articles of association of the Company as adopted by special resolution passed on 28 July 2026 with effect from 28 July 2026 (the Memorandum and Articles);

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Joanne Collett Dennis Li Cecilia Li	Yuki Yan David Lin Alan Wong Janice Chu Zhao Rong Ooi Rachel Huang** Florence Chan*‡ Richard Bennett**‡ James Bergstrom‡	* admitted in New Zealand ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

(c)	the certificate of good standing dated 23 July 2026 issued by the Registrar in respect of the Company (the Good Standing Certificate);

(d)	the register of directors and officers of the Company filed with the Registrar on 30 July 2026 (the ROD);

(e)	the listed register of members of the Company provided to us on 13 August 2026 (the ROM, and together with the ROD, the Registers);

(f)	the warrant instrument dated 15 May 2026 issued by the Company to Americas Rare Earths Holdings Ltd (the Warrant Agreement), a copy of which is exhibited to the Registration Statement;

(g)	the written resolutions of all of the directors of the Company dated 25 June 2026 approving, among other things, the issuance of the Warrants and Warrants Shares (collectively, the Reviewed Resolutions);

(h)	the certificate from a director of the Company dated 13 August 2026 as to certain matters of fact (the Director’s Certificate); and

(i)	the Registration Statement.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Registers, the Good Standing Certificate and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	the Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f)	all copies of the Registration Statement is true and correct copies and the Registration Statement conforms in every material respect to the latest drafts of the same produced to us and, where we have been provided with successive drafts of the Registration Statement marked to show changes from a previous draft, all such changes have been accurately marked;

(g)	all parties to the Warrant Agreement, other than the Company, have the legal capacity, power and authority to enter into and perform their obligations under the Warrant Agreement, sign and delivery such documents and give such information;

(h)	the Warrant Agreement has been duly executed by all parties thereto and is legal, valid, binding and enforceable against all relevant parties in accordance with its terms under its governing law and all other relevant laws (other than, in the case of the Company, the laws of the Cayman Islands);

(i)	the Reviewed Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transactions set out in the Reviewed Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated therein which has not been properly disclosed in the Reviewed Resolutions;

(j)	neither the directors and shareholders of the Company have taken any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company and no receiver has been appointed over any of the Company’s property or assets;

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Warrant Shares and none of the Warrant Shares have been offered or issued to residents of the Cayman Islands;

(l)	the Company will have sufficient authorised but unissued share capital to effect the issue of any Warrant Shares at the time of issuance on the exercise of any Warrants;

(m)	the Company has received or will have receive consideration for the full exercise price of the Warrant Shares, which shall be equal to at least the par value thereof;

(n)	the Company is, and after the allotment (where applicable) and issuance of any Warrant Share will be, able to pay its liabilities as they fall due; and

(o)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate Status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar.

Authorised Share capital

(b)	The authorised share capital of the Company is US$200,000 divided into 2,000,000,000 shares of par value US$0.0001 each.

Valid Issuance of Warrant Shares

(c)	The Warrant Shares to be issued pursuant to the Warrants have been duly authorised for issuance, and when:

(i)	issued by the Company upon due exercise of the Warrants in accordance with the terms thereof, the Warrant Agreement, the Registration Statement, the Reviewed Resolutions and the provisions of the memorandum and articles of association of the Company then in effect, and once consideration as stated in the Warrants, which shall not be less than the par value per Warrant Share, is paid; and

(ii)	such issuance of Warrant Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Registration Statement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the Registration Statement or the Warrant Agreement will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	In this opinion, the phrase “non-assessable” means, with respect to the Warrant Shares subject to resale, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Warrant Shares subject to resale by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing Law of This Opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

6.1	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” of the Registration Statement. In the giving of our consent, we do not thereby admit that we are “experts” within the meaning of such term used in them Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

6.2	This opinion may be used only in connection with the resale of the Warrant Shares and while the Registration Statement is effective.

Yours faithfully

Ogier